Exhibit 10.1

DUKE ENERGY CORPORATION
EXECUTIVE SHORT-TERM INCENTIVE PLAN
(As Amended and Restated Effective February 23, 2022)

ARTICLE I — General

SECTION 1.1 Purpose. The purpose of the Duke Energy Corporation Executive Short-Term Incentive Plan (the “Plan”) is to benefit and advance the interests of Duke Energy Corporation, a Delaware corporation (the “Corporation”), by rewarding selected senior executives of the Corporation and its subsidiaries for their contributions to the Corporation’s financial success and thereby motivate them to continue to make such contributions in the future.

SECTION 1.2 Administration of the Plan. The Plan shall be administered by a committee (“Committee”) which shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. The Committee shall be the Compensation and People Development Committee of the Corporation’s Board of Directors (“Board”) (or a subcommittee thereof) except that the number of directors on the Committee shall not be less than two (2). All questions of interpretation, administration, and application of the Plan shall be determined by a majority of the members of the Committee then in office, except that the Committee may authorize any one or more of its members, or any officer of the Corporation, to execute and deliver documents on behalf of the Committee. The determination of such majority shall be final and binding in all matters relating to the Plan. The Committee shall have authority and discretion to determine the terms and conditions of the awards (“Awards”) granted to eligible employees specified in Section 1.3 below (“Participants”). The Committee shall have no obligation to treat Participants uniformly and the Committee may make determinations selectively among Participants in its business judgment. No member of the Committee shall be liable for any action or determination under the Plan made in good faith.

SECTION 1.3 Eligible Persons. Awards may be granted only to employees of the Corporation or any of its subsidiaries who are designated “Executive Officers” of the Corporation by the Board.

ARTICLE II — Awards

SECTION 2.1 Awards. The Committee may grant Awards to eligible employees with respect to each Performance Period, subject to the terms and conditions set forth in the Plan. For purposes of this Plan, a “Performance Period” means the Corporation’s fiscal year, or such other period as determined by the Committee in its sole discretion, within which the Performance Targets (defined below) relating to an Award are to be achieved. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

SECTION 2.2 Terms of Awards. No later than 90 days after the commencement of each Performance Period (or as soon as practicable thereafter), the Committee shall establish for each Participant (i) performance targets (“Performance Targets”) for the Performance Period and (ii) the formula for determining Award payouts for the Performance Period based on the level of achievement of the Performance Targets (“Target Awards”). The Performance Targets upon which the payment or vesting of an Award may include the following business measures, which may be applied with respect to the Corporation, any subsidiary or any business unit, or, if applicable, any Participant, and which may be measured on an absolute or relative to a peer-group or other market measure basis: total shareholder return; stock price increase; return on equity; return on capital; earnings per share; EBIT (earnings before interest and taxes); EBITDA (earnings before interest, taxes, depreciation and amortization); ongoing earnings; cash flow (including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of costs of capital); EVA (economic value added); economic profit (net operating profit after tax, less a cost of capital charge); SVA (shareholder value added); revenues; net income; operating income; pre-tax profit margin; performance against business plan; customer service or satisfaction; reliability; market share; total incident case rate; serious injury fatality rate; fatality rate; employee engagement; supplier diversity; operating margins; credit rating; dividend payments; expenses; operation and maintenance expense; fuel cost per million BTU; costs per kilowatt hour; climate impact; retained earnings; completion of acquisitions, divestitures and corporate restructurings; construction projects; legislative efforts; new technology development; corporate value and sustainability metrics (including, without limitation, environmental, social and governance matters), human capital metrics (including, without limitation, employee satisfaction, management of employment practices, employee benefits, and workforce retention, safety or diversity); or other criteria established by the Committee; and individual goals based on objective business criteria underlying the goals listed above and which pertain to individual effort as to achievement of those goals or to one or more business criteria in the areas of litigation, human resources, information services, production, inventory, support services, site development, plant development, building development, facility development, government relations, product market share or management. Alternatively, the Committee may establish Performance Targets in terms of such subjective measures from the list above as it may from time to time specify for Awards. When establishing Performance Targets, the Committee may use any measure listed above as a separate weighted goal, or alternatively as a modifier to the amount of any Award otherwise payable hereunder.

SECTION 2.3 Determination of Award. The Committee shall, promptly after the date on which the necessary financial or other information for a particular Performance Period becomes available, approve in writing whether any Performance Target has been achieved, and, if so, the highest Performance Target that has been achieved. If any Performance Target has been achieved, the Awards, determined for each Participant with reference to the Target Award that corresponds to the highest Performance Target achieved, for such Performance Period shall have been earned except that the Committee may, in its sole discretion, and without the consent of any Participant or any other person, reduce the amount of any Award to reflect the Committee’s assessment of the Participant’s individual performance, to reflect the quality of financial results, to reflect the failure of the Participant to remain in the continuous employ of the Corporation or its subsidiaries throughout the applicable Performance Period, or for any other reason. Such Awards shall become payable in cash as promptly as practicable thereafter, but in no event more than two and one-half months following the end of the calendar year in which the Performance Period ends. Notwithstanding the foregoing, the Committee, in its sole discretion, may (i) determine that all or part of an Award shall be paid in the form of an equivalent amount of Corporation’s common shares; provided that the shares shall be issued under and subject to the terms and conditions of a shareholder-approved equity compensation plan of the Corporation; or (ii) permit a Participant to elect to defer payment of all or any portion of the Award the Participant might earn for a Performance Period, by making a deferral election on such terms and conditions as the Committee may establish from time to time. In the event a Participant terminates employment with the Corporation and its subsidiaries for any reason prior to the last day of the Performance Period, the Participant shall not be entitled to payment of an Award with respect to that Performance Period, unless otherwise determined by the Committee in its sole discretion.

SECTION 2.4 Adjustments. The Committee may in its sole discretion, and without the consent of any Participant or any other person, modify the Performance Targets or the related Target Awards, in whole or in part, as the Committee deems appropriate and equitable (i) to reflect acquisitions and dispositions involving the Corporation or one or more subsidiaries, (ii) to reflect a change in the business, operations, corporate structure or capital structure of the Corporation or its subsidiaries, the manner in which they conduct business, or other events or circumstances; (iii) in the event that a Participant’s responsibilities materially change during a Performance Period or the Participant is transferred to a position that is not designated or eligible to participate in the Plan; or (iv) in such other circumstances as the Committee may determine.

SECTION 2.5 Other Awards. Notwithstanding anything in this Plan to the contrary, the Committee may, in its sole discretion, approve other awards not subject to pre-established Performance Targets (“Other Awards”) to any Participant in light of such Participant’s individual performance or such other circumstances or factors as the Committee deems relevant. Other Awards shall be paid in cash no later than two and one-half months after the end of the calendar year in which the Committee approves payment of such amount.

SECTION 2.6 Clawback. In addition to any other remedies available to the Corporation or a subsidiary, any Award or Other Awards granted or paid to a Participant shall be subject to forfeiture or repayment pursuant to the terms of the Corporation’s clawback policy, as amended from time-to-time or its successor, including any such policy that may be adopted or amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission or applicable securities exchange, whether or not such policy was in place at the time of grant of an Award or Other Award.

ARTICLE III — Miscellaneous

SECTION 3.1 No Rights to Awards or Continued Employment. No employee shall have any claim or right to receive Awards or an Other Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving an employee any right to be retained by the Corporation or any of its subsidiaries. For purposes of the Plan, the transfer of employment of a Participant between the Corporation and any one of its subsidiaries (or between subsidiaries) shall not be deemed a termination of the Participant’s employment.

SECTION 3.2 Restriction on Transfer, Beneficiary. Awards (or interests therein) to a Participant or amounts payable with respect to a Participant under the Plan (including Other Awards) are not subject to assignment or alienation, whether voluntary or involuntary. Notwithstanding the foregoing, a Participant may designate a beneficiary or beneficiaries to receive, in the event of the Participant’s death, any amounts remaining to be paid with respect to the Participant under the Plan. The Participant shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries. To be effective, any such designation, revocation, or redesignation must be in such written form as the Corporation may prescribe and must be received by the Corporation prior to the Participant’s death. If a Participant dies without effectively designating a beneficiary or if all designated beneficiaries predecease the Participant, any amounts remaining to be paid with respect to the Participant under the Plan shall be paid to the Participant’s estate.

SECTION 3.3 Taxes and Offsets. The Corporation or a subsidiary thereof, as appropriate, shall have the right to deduct from all payments made under the Plan to a Participant or to a Participant’s beneficiary or beneficiaries any federal, state, local or other taxes required by law to be withheld with respect to such payments. The Corporation intends that Awards and Other Awards granted under the Plan be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Plan shall be interpreted, administered and governed in accordance with that intent. Although the Corporation intends to administer the Plan so that amounts payable hereunder will be exempt from the requirements of Section 409A of the Code, the Corporation does not warrant that any Award or Other Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or non-United States law. The Corporation shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, vesting or payment of any amount under the Plan. The Corporation or a subsidiary may set off any Award or Other Award against any amount that may be payable from time to time by the Corporation or a subsidiary to that Participant under the Plan (including to obtain reimbursement for an inadvertent overpayment(s) attributable to prior Performance Period(s)); provided, however, that except to the extent permitted by Section 409A of the Code, such offset shall not apply to any amount that constitutes “deferred compensation” within the meaning of Section 409A of the Code.

SECTION 3.4 No Restriction on Right of Corporation to Effect Changes. The Plan shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event involving the Corporation or a subsidiary or division thereof or any other event or series of events, whether of a similar character or otherwise.

SECTION 3.5 Source of Payments. The Corporation shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Corporation, such rights shall be no greater than those of an unsecured creditor.

SECTION 3.6 Acceptance of Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Corporation, in any case in accordance with the terms and conditions of the Plan.

SECTION 3.7 Termination and Amendment. The Plan shall continue in effect until terminated by the Board. The Committee may at any time amend or otherwise modify the Plan in such respects as it deems advisable. Notwithstanding the foregoing, no such termination or amendment to the Plan shall adversely affect the payment of any Award earned for a Performance Period ending prior to the action of the Board or the Committee terminating or amending the Plan.

SECTION 3.8 Governmental Regulations. The Plan, and all Awards and Other Awards hereunder, shall be subject to all applicable rules and regulations of governmental or other authorities.

SECTION 3.9 Headings. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

SECTION 3.10 Governing Law. The Plan and all rights and Awards and Other Awards hereunder shall be construed in accordance with and governed by the laws of the state of North Carolina.

SECTION 3.11 Effective Date. This amendment and restatement of the Plan is a effective as of February 23, 2022 (the “Effective Date”).

SECTION 3.12 Successors. All obligations of the Corporation under the Plan shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Corporation.

IN WITNESS WHEREOF, the Plan, as amended and restated as set forth herein, is executed on behalf of the Corporation effective as of the Effective Date.

DUKE ENERGY CORPORATION

By:	/s/ Ron Reising
Ron Reising, Senior Vice President and Chief Human Resources Officer

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